Exhibit 10.1

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT  (this “Agreement”) is made and entered into as of the 6th of May, 2019 (the “Effective Date”), by and between _________________ (“Executive”) and Sanchez Energy Corporation (“Sanchez Energy”) (Executive and Sanchez Energy,  collectively, the “Parties” and each a “Party”).

WHEREAS, Executive is  the ___________________________ of Sanchez Energy.

WHEREAS, Sanchez Oil & Gas Corporation (“SOG”) and Sanchez Energy are parties to that certain Services Agreement, dated December 19, 2011 (as amended, restated or modified from time to time, the “Services Agreement”) pursuant to which SOG provides certain management and general administrative support services to Sanchez Energy as an independent contractor.

WHEREAS, pursuant to the Services Agreement, Sanchez Energy is obligated to reimburse SOG for the cost of services performed for Sanchez Energy and its subsidiaries.

WHEREAS, Executive is an employee of SOG and performs services for Sanchez Energy pursuant to the Services Agreement,  including serving as an officer of Sanchez Energy in the capacity of ____________________,  and SOG as a result is reimbursed by Sanchez Energy for salary and other amounts paid to Executive by SOG.

WHEREAS, the Parties wish to memorialize their agreement with respect to the terms and conditions of Executive’s continued provision of services to Sanchez Energy.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, mutually agree as follows:

1.         Term:  Executive agrees to continue to provide services for Sanchez Energy in the capacity of ____________________, and Sanchez Energy agrees to continue to engage Executive to serve as Sanchez Energy’s ____________________, pursuant to the terms and conditions of this Agreement beginning on the Effective Date (as defined above) and continuing until Executive’s services are terminated by either Executive or Sanchez Energy, as applicable, in accordance with Section 4  below (the “Term”).

2.         Place of Services:  Executive will perform his duties under this Agreement at SOG’s and Sanchez Energy’s offices in Houston, Texas.

3.         Compensation:  During the Term of this Agreement, Sanchez Energy agrees as follows:

(a)        Base Salary:  Executive’s annual base salary is $___________, subject to applicable withholdings and deductions (the “Base Salary”).  Executive’s Base Salary may not be decreased during the Term of this Agreement by Sanchez Energy, but may be increased in the absolute discretion of SOG’s Board of Directors (the “SOG Board”), or any authorized committee thereof, and Sanchez Energy’s Board of Directors (the “Sanchez Board”), or any

authorized committee thereof, in accordance with the rules and procedures governing such Boards and the terms of the Services Agreement.  To the extent Executive’s Base Salary is increased during the Term, such increased rate shall thereafter be considered Executive’s “Base Salary” for purposes of this Agreement.  During the Term, Sanchez Energy will continue to reimburse SOG for the full gross amount of Executive’s Base Salary, in accordance with the terms of the Services Agreement.

(b)        Annual Bonus:  In addition to Executive’s Base Salary, during the Term Executive shall continue to receive an annual bonus for services rendered by Executive to Sanchez Energy equal to a specified percentage of Executive’s Base Salary,  subject to applicable withholdings and deductions, which shall be payable to Executive at such time as annual bonuses are paid to other executives of SOG, but in no event later than March 15 of the year following the year to which the annual bonus relates (the “Annual Bonus”).   For the avoidance of doubt, Executive’s Annual Bonus for fiscal 2019 shall include such amounts as are approved as part of the Annual Bonus by the Special Committee of the Sanchez Board.  Executive’s Annual Bonus shall be determined in a manner and utilizing a qualitative assessment of financial and individual performance achievements consistent with the determination of Executive’s Annual Bonus in prior years, including without limitation those achievements and other factors specified in Sanchez Energy’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2018;  provided,  that, the Annual Bonus may not be decreased by Sanchez Energy during the term of this Agreement, but may be increased in the absolute discretion of SOG Board, or any authorized committee thereof, and the Sanchez Board, or any authorized committee thereof, in accordance with the rules and procedures governing such Boards and the terms of the Services Agreement.  To the extent Executive’s Annual Bonus is increased during the Term, such increased rate shall thereafter be considered Executive’s “Annual Bonus” for purposes of this Agreement.  During the Term, Sanchez Energy will continue to reimburse SOG for the full gross amount of Executive’s Annual Bonus, in accordance with the terms of the Services Agreement.

(c)        Long-Term Incentive Compensation Awards:  Long-term incentive compensation awards may be made directly from Sanchez Energy to Executive from time to time during the Term, as determined by the Sanchez Board in its sole discretion,  whose decision will be based upon performance and award guidelines for executive officers of Sanchez Energy established periodically by the Sanchez Board,  in its sole discretion.

(d)        Sanchez Energy Guarantee.  Sanchez Energy hereby absolutely, irrevocably and unconditionally guarantees to Executive, his successors and assigns the payment in full of Executive’s Base Salary and Annual Bonus and all other amounts owed by SOG to Executive, his successors and assigns (collectively, “Obligations”) when due and payable. Such guarantee shall be as primary obligor and not merely as surety, shall be a guarantee of payment and performance and not of collection and shall be a continuing guarantee. Sanchez Energy hereby waives acceptance, diligence, promptness, presentment, demand of payment or performance, filing of claims with a court in the event of insolvency or bankruptcy of SOG, any right to require a proceeding (or other exhaustion of remedies) first against SOG or to join SOG in any enforcement action or to first resort to any other means of obtaining payment or performance, protest, notice, all demands whatsoever and any other circumstances that might constitute a legal or equitable discharge of a guarantor or surety or a defense of a guarantor or surety.  Sanchez Energy agrees that to the extent SOG fails to make any payment to Executive for any Obligations, Sanchez Energy shall make such payment to Executive directly within five (5) business days of receiving written notice from Executive.  To the extent Executive receives payment directly from Sanchez Energy, Sanchez Energy shall not be required to reimburse SOG for the same amount that would have otherwise been paid to SOG.

4.         Termination

(a)        Services Terminable At-Will; Notice of Termination: The Term and Executive’s appointment as an officer of Sanchez Energy may be terminated by Executive or Sanchez Energy at any time and for any reason; provided,  that, any purported termination by Executive or Sanchez Energy shall be communicated by written “Notice of Termination” to the other in accordance with Section 18 below.  The Notice of Termination shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s services, under the provision so indicated, and (iii) specify the effective “Termination Date” of Executive Services (which shall not be earlier than the date the Notice of Termination is sent, and shall not be later than thirty (30) days after the date of the Notice of Termination is sent).  Nothing in this Agreement is intended to alter the employment relationship between Executive and SOG, which shall remain at-will and may be terminated by Executive or SOG at any time and for any reason (and with respect to which this Agreement shall not apply).

(b)       Definitions:  For purposes of this Agreement, the following definitions shall apply:

(i)        Cause:  Sanchez Energy will have “Cause” to terminate Executive’s services under this Agreement for any of the following reasons:

(A)     Executive’s conviction of, or plea of nolo contendere to, any felony or crime involving moral turpitude in connection with the performance of his duties to Sanchez Energy;

(B)     Executive being charged with, or a defendant in, an action brought by the SEC or another federal or state regulator based primarily on Executive’s individual alleged acts or omissions during Executive’s appointment as an officer of, or while providing services to, Sanchez Energy;

(C)     Executive’s commission of a  willful and material act of fraud or embezzlement of Sanchez Energy’s funds or other assets causing material damage to Sanchez Energy; or

(D)     Executive’s willful and material misrepresentations or concealments on any written reports submitted to the Sanchez Board.

provided,  that,  any of the events described in Section 4(b)(i)(C) or 4(b)(i)(D) above shall constitute Cause only if Executive fails to cure such event to the reasonable satisfaction of the Sanchez Board within thirty (30) calendar days of receiving written notice from the Sanchez Board of the event which allegedly constitutes Cause; and provided further that a termination shall not be deemed to be for Cause under Section 4(b)(i)(C) or 4(b)(i)(D) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Sanchez Board (other than Executive, if he is a member of the Sanchez Board), at a meeting of the Sanchez Board called and held for such purpose (after reasonable notice is provided to Executive, and Executive is given an opportunity, together with counsel, to be heard before the Sanchez Board), finding that, in the good faith opinion of the Sanchez Board, Executive is guilty of the conduct described in Section 4(b)(i)(C) or 4(b)(i)(D), above, and specifying the particulars thereof in detail.

For the purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and  without reasonable belief that Executive’s actions or omission was in the best interests of Sanchez Energy.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Sanchez Board, or upon the instructions of the Sanchez Board, or based upon the advice of counsel for Sanchez Energy, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Sanchez Energy.

(ii)        Good Reason:    Executive will have “Good Reason”  to terminate his appointment as an officer of Sanchez Energy under this Agreement for any of the following reasons to which Executive does not consent in writing:

(A)     the relocation of Executive’s primary place of performing services for Sanchez Energy to a location more than fifty (50) miles from Executive’s primary place of performing services as set forth in Section 2 above;

(B)     a material diminution in Executive’s Base Salary;

(C)      a  material diminution in the authority, duties or responsibilities of Executive to Sanchez Energy; or

(D)     Any other action or inaction that constitutes Sanchez Energy’s material breach of any provision of this Agreement;

provided,  that,  any of the conditions described in Section 4(b)(ii)(A) through 4(b)(ii)(D) above shall constitute Good Reason only if Sanchez Energy fails to cure such condition to the reasonable satisfaction of Executive within thirty (30) calendar days of receiving written notice from Executive of the condition which allegedly constitutes Good Reason; and provided further,  that,  Executive’s termination shall constitute a termination by Executive for Good Reason only if the Termination Date occurs not later than ninety  (90) calendar days following the initial existence of one or more of the conditions described in Section 4(b)(ii)(A) through 4(b)(ii)(D) above.

(iii)        Disability:  For purposes of this Agreement, “Disability” shall mean the earlier of:

(A)     a written determination by a physician that Executive has been unable to substantially perform his usual and customary services for Sanchez Energy under this Agreement for a period of at least one hundred twenty (120) consecutive days (or one hundred eighty (180) non-consecutive days) during any twelve (12) month period as a result of Executive’s incapacity due to mental or physical illness; or

(B)      “disability” as such term is defined in SOG’s applicable long-term disability insurance plan as it is in effect at the time Executive becomes Disabled;

(c)         Compensation Upon Termination:  Upon termination of Executive’s appointment as an officer of Sanchez Energy during the Term of this Agreement, Executive shall be entitled to the following payments:

(i)         Termination by Sanchez Energy for Cause, Termination by Executive Without Good Reason, or Termination upon Executive’s Death or Disability:  If Executive’s appointment as an officer of Sanchez Energy hereunder is terminated by Sanchez Energy for Cause, by Executive without Good Reason, or upon Executive’s Death or Disability, Sanchez Energy shall remain obligated for any outstanding amounts owed to Executive (or his designated beneficiaries) for services performed by Executive for Sanchez Energy, including, without limitation, (A) the amount of Executive’s accrued but unpaid then current Base Salary through the Termination Date, and (B) in the case of termination upon Executive’s death or Disability, to the extent not yet paid to Executive (or his designated beneficiaries) and/or reimbursed to SOG, (1) the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for Sanchez Energy, and (2) the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year and pro-rated based on Executive’s Termination Date.

(ii)        Termination by Sanchez Energy Without Cause or by Executive for Good Reason:  If Executive’s appointment as an officer of Sanchez Energy hereunder is terminated by Sanchez Energy without Cause, or by Executive for Good Reason, Sanchez Energy shall pay to Executive directly a termination fee equal to the following amounts:

(A)     an amount equal to 200% of Executive’s Base Salary; plus

(B)     an amount equal to 200% of the largest Annual Bonus paid to (or due to be paid to) Executive for the year in which the Termination Date occurred or any year in the three calendar year period immediately preceding the Termination Date (the amounts in Section 4(c)(ii)(A) and

4(c)(ii)(B), collectively, the “Termination Fee”).

(C)     Sanchez Energy shall pay Executive the Termination Fee in a single lump sum within fourteen (14) calendar days of the Termination Date.

(D)     If Executive timely elects continuation coverage under COBRA, Sanchez Energy shall pay the COBRA premiums for Executive and his eligible dependents directly to the applicable insurer(s) during the COBRA continuation period (the “Benefits Continuation”).

(E)     In addition to paying the Termination Fee to Executive directly and providing the Benefits Continuation, Sanchez Energy shall remain obligated for any outstanding amounts owed to Executive for services performed by Executive for Sanchez Energy, including, without limitation, (1) the amount of Executive’s accrued but unpaid then current Base Salary through the Termination Date, and (2) to the extent not yet paid to Executive and/or reimbursed to SOG,  (a)  the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for Sanchez Energy, and (b)  the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year and pro-rated based on Executive’s Termination Date.

(iii)         Long-Term Incentive Compensation Awards:  The treatment of each long-term incentive compensation award on the termination of Executive’s appointment as an officer of, and provision of his services to, Sanchez Energy for any reason shall be governed by the terms and conditions of the applicable award agreement for such award and the long-term incentive plan or similar under which such award was granted.

(d)         Attorneys’ Fees:  In the event that Executive substantially prevails in a litigation regarding whether (i) Executive’s services were terminated for Cause, or (ii) Executive resigned for Good Reason, Executive shall be entitled to an award including the attorneys’ fees and costs Executive incurs in connection with such litigation (including any appeals thereof).

(e)         No Mitigation or Offset:  Executive shall not be required to mitigate the amount of any payment or other Sanchez Energy obligation provided for in this Agreement by seeking retention as an independent contractor, employment, or otherwise, and no such payment or other Sanchez Energy obligation shall be offset or reduced by the amount of any compensation provided to Executive in any subsequent independent contractor or employment relationship.

5.         Indemnification: Sanchez Energy agrees to hold harmless and indemnify Executive for any acts or omissions taken or made by Executive during the Term within the scope of his authority as the _________________ of Sanchez Energy to the greatest extent allowed by applicable law.  Without limiting the foregoing, Executive’s right to indemnity hereunder shall include Sanchez Energy’s advancement of all costs and expenses (including attorneys’ fees and expenses) in connection with the defense of any actual or threatened claim, subject to Executive’s execution of an undertaking meeting the requirements of Section 145 of the General Corporation Law of the State of Delaware.  Additionally, during the Term, and for at least six (6) years following the termination of Executive’s appointment as an officer of Sanchez Energy (regardless of the reason for such termination), Sanchez Energy shall maintain directors and officers insurance for the benefit of Executive that is no less favorable than the directors and officers insurance provided to any other director, officer, or executive of Sanchez Energy.   The rights provided in this Section 5 are in addition to any other rights to indemnification, exculpation, or contribution Executive may otherwise have under any agreement (including any indemnification agreement between Executive and Sanchez Energy or SOG),  contract, policy, by-law, certificate of incorporation, or otherwise.

6.         Section 409A of the Code:

(a)       This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (the “Code”) and will be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, any references under this Agreement to the termination of Executive’s appointment as an officer of, or provision of services to, Sanchez Energy, or “Termination Date” shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.  It is the intent of the Parties that all compensation and benefits payable or provided to Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of Section 409A of the Code.  Accordingly, Sanchez Energy agrees that it will not, without Executive’s prior written consent, take any action inconsistent with this Agreement that would result in the imposition of tax, interest and/or penalties upon Executive under Section 409A of the Code.

(b)       Notwithstanding any provision in this Agreement or elsewhere to the contrary, if upon a termination of employment Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by Sanchez Energy from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death (the “Delayed Payment Date”), and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as short-term deferral (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)) and are otherwise permissible under Section 409A and the Final Treasury Regulations, shall not be subject to such six-month delay.  On the Delayed Payment Date, Sanchez Energy will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Severance Payment in installments in accordance with this Section.  Additionally, to the extent that Executive’s receipt of any in-kind benefits from Sanchez Energy or its affiliates must be delayed pursuant to this Section 6(b), Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying Sanchez Energy (or its affiliates) for the fair market value of such benefits (as determined by Sanchez Energy in good faith) during such period. Any amounts paid by Sanchez Energy pursuant to the preceding sentence shall be reimbursed to Executive (with interest thereon) as described above on the date that is six (6) months following Executive’s separation from service.

(c)        Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(d)        In the event that either Executive or Sanchez Energy’s senior management becomes aware that any provision of this Agreement violates Section 409A of the Code, the Parties will meet and confer regarding such issues and will engage in good faith discussions regarding whether and how the Agreement can be modified so as to minimize the likelihood of a Section 409A violation while providing Executive with financial terms substantially commensurate to those set forth in this Agreement.

7.         Tax Withholding.  SOG or Sanchez Energy, as applicable, may withhold from any payments or benefits referenced under this Agreement, and payable from SOG or Sanchez Energy, as applicable, to Executive, all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling, and any deductions authorized by Executive.

8.         Entire Agreement:  This Agreement constitutes the entire agreement between Executive and Sanchez Energy with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, discussions, negotiations, and/or undertakings, whether written or oral.  Executive specifically agrees that Executive is not relying on any representations, promises, understandings, discussions, negotiations, or undertakings, whether written or oral, express or implied, other than those contained in this Agreement.  Notwithstanding the foregoing, for the avoidance of doubt, nothing in this Agreement supersedes or affects the validity of (i) any indemnification agreement, long term incentive plan, or equity, severance, bonus or other similar agreement between Executive and SOG or Sanchez Energy, or any of their parents, subsidiaries, affiliates, or related companies, or any of their successors, or (ii) the Services Agreement,  which shall remain in effect in accordance with their terms.

9.         Governing Law: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflict of laws.

10.       Invalid or Unenforceable Provisions: If any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible.

This Agreement shall be severable, and the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof.

11.       Successors and Assigns; Third Party Beneficiary:

(a)        This Agreement shall be binding upon and shall inure to the benefit of Sanchez Energy, and its successors and assigns, and Sanchez Energy shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Sanchez Energy would be required to perform this Agreement if no such succession or assignment had taken place. The term “Sanchez Energy” as used herein shall include each such entity’s successors and assigns. The term “successors and assigns” as used herein shall include, without limitation, a corporation or other entity acquiring a majority ownership of Sanchez Energy or all or substantially all the assets and business of Sanchez Energy (including this Agreement), whether by operation of law or otherwise.

(b)        Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, or by Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

(c)        SOG is an intended third party beneficiary of this Agreement and of the obligations of Sanchez Energy and Executive hereunder, and shall have standing to enforce this Agreement in accordance with its terms.

12.       No Waiver: No failure on the part of any Party at any time  to require the performance by any other Party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such Party’s right to enforce such term,  and no waiver on the part of any Party of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach hereof.

13.       Modification or Amendment: This Agreement may not be modified, altered, or amended, nor shall any new contract be entered into between the Parties hereto, except in a writing signed by both Executive and a member of the Sanchez Board.

14.       Headings:  Headings and other captions in this Agreement are for convenience of reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement.

15.       Construction:  The Parties have had ample opportunity to review, and have in fact reviewed and understand, this Agreement.  Accordingly, the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement.  For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

16.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.  Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

17.       Right to Counsel:  Each Party, including Executive, acknowledges that such Party has had the right to seek the advice of independent legal counsel prior to the execution of this Agreement.  By executing this Agreement, each Party warrants and represents to each other Party that (i) the executing Party has consulted with an attorney of the executing Party’s choice prior to the execution of this Agreement, to the extent such Party chose to do so, and (ii) that the executing Party understands each and every term and provision of this Agreement without explanation by any other Party.  Each Party warrants and represents that such Party is under no duress or other coercion to sign this Agreement and that such Party is signing this Agreement of such Party’s own free will.

18.       Notices:  All notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be provided in writing and shall be sent via overnight delivery (with proof of delivery retained by the sending Party) to the following addresses:

IF TO SANCHEZ ENERGY

Sanchez Energy Corporation
1000 Main Street, Suite 3000
Houston, Texas 77002
Attention: General Counsel

IF TO EXECUTIVE:

Sanchez Energy Corporation

Dated: May ___, 2019	By:
Name:
Title:

Signature Page to Executive Services Agreement (_____________________)

Dated: May ___, 2019
_______________, Executive

Signature Page to Executive Services Agreement (_____________________)